Exhibit 99.1

N E W S B U L L E T I N FROM	RE: Path 1 Network Technologies Inc. 6215 Ferris Square, Suite 140 San Diego, CA 92121 Amex: PNO

For Further Information:

MEDIA:	AT FINANCIAL RELATIONS BOARD:
Alice Borda	Lasse Glassen	Amy Cozamanis
Sterling Communications	General Information	Investor/Analyst Information
(408) 395-5500	(310) 854-8313	(310) 854-8314
aborda@sterlingpr.com	lglassen@financialrelationsboard.com	acozamanis@financialrelationsboard.com

FOR IMMEDIATE RELEASE

May 8, 2006

PATH 1 NETWORK TECHNOLOGIES REPORTS FIRST QUARTER RESULTS

SAN DIEGO, CA, May 8, 2006 – Path 1 Network Technologies (Amex: PNO), a leading provider of video networking products that enable the transmission of broadcast-quality video over IP networks, today announced its financial results for the three months ended March 31, 2006.

First Quarter Results

For the first quarter of 2006, the Company reported revenue of $614,000, an increase of 18% compared to the fourth quarter of 2005. The increase in revenue was the result of higher sales of our broadcast long-haul products combined with an increase in service and royalty revenue. On a year over year quarterly basis, revenues declined $250,000 from $864,000 for the same quarter a year ago.

Gross profit for the first quarter of 2006 totaled $262,000, or 43% of total revenues, compared to gross profit of $135,000, or 26% in the previous sequential quarter. The increase in gross profit for the first quarter of 2006 was attributable to increased average selling prices of units sold combined with decreased cost of sales attributed to lower material costs and overhead allocation. On a year over year quarterly basis, the Company reported a decrease of $336,000 in gross profit from $598,000 for the same quarter a year ago.

Net loss for the first quarter of 2006 was $2.0 million, or $0.27 per share, compared to a net loss of $1.6 million or $0.24 per share for the same period in 2005. Net loss for the first quarter of 2006 included a non-cash stock-based compensation charge of $189,000 equivalent to $0.03 per share related to the adoption of FAS 123 (R) during the quarter.

As of March 31, 2006, the Company had cash and cash equivalents of $387,000 and a debt balance of $1,582,000.

Commenting on the results, Tom Tullie, Chief Executive Officer of said, “I am pleased that Path 1 is on the right track as evidenced by its second sequential quarter of revenue growth. For the first quarter we grew

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revenue by 18% over the prior quarter as a result of an increase in sales of our broadcast long-haul products, service and royalty revenue. We are also pleased with the continued activity occurring in the Japanese market. As previously announced we were able to secure our bridge financing which provided $916,000 in working capital. We are continuing to make good progress in meeting our quarterly revenue goals and securing additional financing to support our growth for the remainder of the year. “

Conference Call and Webcast

Path 1’s first quarter of 2006 conference call will be held on Monday, May 8, 2006 at 10:00 a.m. Pacific (1:00 p.m. Eastern). The conference call can be accessed by dialing 1-800-366-7417 (domestic) or 1-303-262-2211 (international). A listen-only broadcast of the call may be accessed on the Company’s website at: www.path1.com. A replay of the call will be available by dialing 1-800-405-2236 (domestic) or 1-303-590-3000 (international) through May 15, 2006; the pass code for the replay is 11060452.

About Path 1 Network Technologies Inc.

Path 1 Network Technologies Inc. is the pioneer and leading provider of video gateway products that enable the conversion and distribution of real-time, broadcast-quality video over Internet Protocol (IP) through both public and private networks. From the delivery of live MPEG-2, MPEG-4, and VC-1 standard definition and high definition (HD) broadcasts to Video on Demand (VOD), Path 1’s video infrastructure platforms allow broadcasters, cable, telco, satellite and mobile operators to transmit high-quality point-to-point, multipoint and multiplexed video across town or around the world. To find out more about Path 1 Network Technologies Inc., visit our website at www.path1.com or call 877/ONE-PATH (663-7284).

This news release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results or strategies and are generally preceded by words such as “future,” “plan” or “planned,” “will” or “should,” “expected.” The forward-looking statements are made as of the date hereof, and Path 1 undertakes no obligation to update such statements.

-Financial Tables to Follow-

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PATH 1 NETWORK TECHNOLOGIES INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31, 2006	December 31, 2005
	(Preliminary)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$387	$1,636
Accounts receivables, net	217	346
Inventory	480	697
Other current assets	117	86

Total current assets	1,201	2,765
Property and equipment, net	173	244
Issuance costs for mandatorily-redeemable preferred stock and note payable, net	860	764
Other assets	99	110

TOTAL ASSETS	$2,333	$3,883

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$908	$1,196
Accrued compensation and benefits	308	317
Deferred revenue	88	144
Current portion of leases payable	1	3
Current portion of notes payable, net	727	727

Total current liabilities	2,032	2,387
Mandatorily-redeemable preferred shares, net	1,582	1,280
Note payable, net	855	873

Total liabilities	4,469	4,540

SHAREHOLDERS' EQUITY (DEFICIT)
Common stock, $0.001 par value; 40,000,000 shares authorized; 7,515,294 and 7,410,754 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively; 2,777 shares held in treasury at March 31, 2006 and December 31, 2005	7	7
Additional paid in capital	55,028	55,553
Deferred compensation	—	(1,048)
Accumulated deficit	(57,171)	(55,169)

Total shareholders' equity (deficit)	(2,136)	(657)

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)	$2,333	$3,883

The accompanying notes are an integral part of these consolidated financial statements.

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PATH 1 NETWORK TECHNOLOGIES INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	For the three months ended March 31,
	2006	2005
	(Preliminary)
REVENUES:
Product revenue	$505	$830
License revenue	12	—
Contract revenue	—	16
Royalty revenue	30	—
Services revenue	67	—
Other revenue	—	18

Total revenues	614	864

COST OF REVENUES:
Cost of product sales	352	266
Cost of contract services	—	—

Total cost of revenues	352	266

GROSS PROFIT	262	598

OPERATING EXPENSES:
Engineering research and development	519	940
Sales and marketing	798	808
General and administrative	376	345

Total operating expenses	1,693	2,093

LOSS FROM OPERATIONS	(1,431)	(1,495)
Other income (expense)
Interest expense, net	(303)	(88)
Other income (expense)	(35)	(3)

Total other expense	(338)	(91)

LOSS BEFORE INCOME TAXES	(1,769)	(1,586)

Provision for income taxes	(1)	(1)

NET LOSS	(1,770)	(1,587)

Accumulated preferred dividends	(232)	—

NET LOSS AVAILABLE TO COMMON SHAREHOLDERS	$(2,002)	$(1,587)

NET LOSS PER COMMON SHARE:
Basic and Diluted	$(0.27)	$(0.24)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic and Diluted	7,455	6,746

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